EXHIBIT 10.1

Aspen Capital Advisors, LLC

1740 Persimmon Drive, Suite 100

Naples, FL 34109

(239) 325-2001

November 11, 2015

NeoGenomics, Inc.

Mr. Douglas M. VanOort

Chief Executive Officer

12701 Commonwealth Drive, Suite 5

Fort Myers, FL  33913

PERSONAL & CONFIDENTIAL

Dear Doug:

Thank you for your interest in securing the services of Aspen Capital Advisors, LLC (“Aspen”) to act as a strategic and financial advisor to NeoGenomics, Inc. and its affiliates  (“NeoGenomics” or the “Company”). Aspen is pleased to be retained on the terms and conditions set forth in this letter of engagement ("Engagement Letter" or “Agreement”) as a consultant to the Company in connection with securing the bank financing for and closing the pending acquisition of Clarient, Inc. (the "Engagement").

1.Services of Aspen.

For the Term of Engagement (as hereinafter defined), and with your general knowledge and consent, Aspen agrees to provide to the Company a range of consultative and related services which may include, but not necessarily be limited, to the following: (i) negotiating and finalizing the transaction documentation associated with the Company’s pending acquisition of Clarient (the “Acquisition”), (ii) negotiating and finalizing bank credit agreements with AB Private Credit Investors, Well Fargo Capital Finance, and any other lenders that may be identified in the future in connection with securing the bank financing for the Acquisition (the “Financing”), (iii) updating financial models which can be used in connection with finalizing the Financing and establishing appropriate and responsible levels for the covenants that will be part of the bank credit agreements.  (iv) updating the Company’s investor materials to inform the investment community about the benefit of the Acquisition, (v) assist the Company in soliciting the shareholder approval required to consummate the Acquisition, and (vi) such other matters as may be mutually agreed upon from time to time.

2.Term of Engagement.

The Engagement shall be effective for a period, commencing on the date of this letter and will end on the date the Acquisition is terminated (the "Term of Engagement").

3.Compensation.

In consideration for the services rendered by Aspen to the Company pursuant to the Engagement (and in addition to the expenses provided for in Paragraph 4 hereof), and throughout the Term of Engagement, the Company shall compensate Aspen in connection with the Acquisition and the Financing as follows (collectively referred to as “Compensable Events”):

3.1Acquisition Assistance.  The Company agrees that Aspen shall be paid $250,000 in cash as compensation for assisting with all matters other than the Financing that are related to closing the Acquisition ("Acquisition Compensation") within twenty (20) business days of the date on which the Company consummates the Acquisition, or such other mutually agreed upon timeframe.

3.2Financing Assistance.  The Company agrees that Aspen shall be paid $250,000 in cash as compensation for all matters relating to the Financing pursuant to this Agreement (“Financing Compensation”) within twenty (20) business days of the date on which the Company consummates the Acquisition, or such other mutually agreed upon timeframe.

4.Expenses.

In addition to any compensation payable hereunder, and without regard to whether any Compensable Events have occurred, the Company shall reimburse Aspen, promptly upon submission of documentation evidencing such expenses, for all fees and disbursements of Aspen’s travel and out-of-pocket expenses reasonably incurred in connection with the services performed by Aspen pursuant to this Engagement Letter, including without limitation, airfare, hotel, food and associated expenses and long-distance telephone calls.  Said expenses shall not exceed $5,000 in any 30-day period of the term unless approved in writing by an officer, director or other authorized designee of the Company.

5.Termination.

After a period of nine months has lapsed from the date hereof, the Company and/or Aspen shall have the right to terminate the Engagement by giving written notice to the other party ("Termination").

6.Non-Exclusivity of Aspen Services.

It is understood and acknowledged by the Company that Aspen presently has, and anticipates having throughout the Engagement Term, other clients for which it performs the same or similar services to those to be performed in accordance herewith, and that Aspen shall be under no obligation under this Engagement to restrict its ability in any way to perform services for any other clients.  It is further acknowledged that, by virtue of the nature of the services to be performed by Aspen hereunder, the value of such services bear no relation necessarily to the amount of time invested on the part of Aspen to the performance of such services, and Aspen, therefore, shall be under a continuing obligation hereunder to devote only as much time to the performance of its services hereunder as deemed appropriate in the exclusive discretion of its principal(s).  Notwithstanding the foregoing, it is the general understanding of the parties that Mr. Steven Jones, Managing Director of Aspen, will be the primary person within Aspen providing services to the Company throughout the life of this Engagement.

7.Cooperation by Company.

In order to enable Aspen to provide the services requested, the Company agrees to provide to Aspen, among other things, all information reasonably requested or required by Aspen including, without limitation, information concerning historical and projected financial results of the Company and its subsidiaries.  The Company also agrees to make available to Aspen such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as Aspen may reasonably request.

8.Limitation on Use of Certain Information.

The Company acknowledges that all services and advice (written or oral) provided by Aspen to the Company in connection with the Engagement are intended solely for the benefit and use of the Company in considering the subject matter to which they relate, and the Company agrees that no person or entity (including any shareholders of the company) other than the Company shall be entitled or advised to make use of or rely upon the advice of Aspen provided pursuant hereto, and no such opinion or advice shall (i) be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, or (ii) filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, in either case without Aspen's prior written consent.  In any event, neither the Company nor any other parties may use the Aspen name in any public references, press releases or public filings in connection with the Company without Aspen’s prior written consent.

9.  Indemnification.

In consideration of Aspen signing this Engagement Letter and agreeing to perform services pursuant hereto, the Company agrees to indemnify and hold harmless Aspen and each of its directors, officers, agents, employees and controlling persons (within the meaning of the Securities Act of 1933, as amended) to the extent and as provided in Addendum A attached hereto and incorporated herein by reference.  The provisions of this Section 9 and Addendum A shall survive any expiration or termination of this Engagement Letter and shall be binding upon any successors or assigns of the Company.

10.Miscellaneous.

(a)This Engagement Letter constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

(b)Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent (i) postage prepaid by registered mail, return receipt requested, or (ii) by facsimile, to the respective parties as set forth below, or to such other address as either party may notify the other of in writing:

If to the Company, to:	NeoGenomics, Inc.
12701 Commonwealth Drive, Suite 5
Fort Myers, FL 33913
Attn: Chief Financial Officer

If to Aspen, to:	Aspen Capital Advisors, LLC
1740 Persimmon Drive, Suite 100
Naples, FL 34109
Attn: Steven C. Jones

(c)This Engagement Letter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

(d)The Company represents that it has the power to enter into this Engagement Letter and to carry out its obligations hereunder.  This Engagement Letter constitutes the valid and binding obligation of the Company and is enforceable in accordance with its terms.  The Company further represents that this Engagement Letter does not conflict with or breach any agreement to which it is subject or by which it is bound.

(e)This Engagement Letter may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

(f)No provision of this Engagement Letter may be amended, modified or waived, except in a writing signed by all of the parties hereto.

(g)All claims arising out of the interpretation, application or enforcement of this Engagement Letter including, without limitation, any breach hereof, shall be settled by final and binding arbitration in Fort Myers, Florida in accordance with the commercial rules then prevailing of the American Arbitration Association by a panel of one (1) arbitrator appointed by the American Arbitration Association.  The decision of the arbitrator shall be binding on Aspen and the Company and may be entered and enforced in any court of competent jurisdiction by either party.  The arbitration shall be pursued and brought to conclusion as rapidly as is possible.  In no event shall any claims decided in the favor of the Company exceed the amount of any compensation paid to Aspen.  Each of Aspen and the Company waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of Aspen pursuant to, or the performance by Aspen of, the services contemplated by this Agreement.

(h)This Agreement shall be governed by, and construed in accordance with the provisions of the law of the State of Florida, without reference to provisions that refer a matter to the law of any other jurisdiction.  Each party hereto hereby irrevocably submits itself to the non‑exclusive personal jurisdiction of the federal and state courts sitting in Florida; accordingly, subject to the provisions for arbitration provided in Section 10(g), any justiciable matters involving the Company and Aspen with respect to this Agreement may be adjudicated only in a federal or state court sitting in Florida.

(i)If either party knowingly or intentionally breaches or proposes to breach this Agreement as determined by a court of competent jurisdiction or a panel of arbitrators, then such party shall pay the other all costs and expenses, including attorneys' fees, reasonably incurred by the damaged party in enforcing this Agreement.

(j)No Presumption and Opportunity to Review.  The fact that this Agreement was drafted by one party shall create no presumptions and specifically shall not cause this Agreement or any part hereof to be construed against any party as the drafter.  The Company hereby represents that it has had a full and fair opportunity to have this Agreement, and all related documents referred to herein, reviewed by counsel of its own choice.

[Signatures Appear on the Following Page]

If the foregoing correctly sets forth the understanding between Aspen and the Company with respect to the foregoing, please so indicate by signing in the place provided below, at which time this Engagement Letter shall become a binding agreement.

ASPEN CAPITAL ADVISORS, LLC

By: /s/ Steven C. Jones_____________

Steven C. Jones

Managing Director

Accepted and Agreed:

NEOGENOMICS, inc.

By:  /s/ Douglas M. VanOort_________

Douglas M. VanOort

Chairman & Chief Executive Officer

ADDENDUM A

Pursuant to the foregoing letter dated November 11, 2015 (the “Agreement”), NeoGenomics, Inc, a Nevada company,  (the “Company”) agrees to indemnify and hold harmless Aspen Capital Advisors, LLC, a Florida Company (“Aspen”), together with its respective officers, directors, shareholders, employees and agents, and each person, if any, who controls Aspen and any of its affiliates within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 (all of the foregoing are referred to collectively as “Indemnified Parties” and individually as an “Indemnified Party”), from any and all losses, suits, actions, judgments, penalties, fines, costs, damages, liabilities or claims of any kind or nature, whether joint or several, (including, without limitation, any legal or any other expenses as they are incurred by an Indemnified Party in connection with the preparation for or defense of any action, claim or proceeding, whether or not resulting in any liability) (all of the foregoing being collectively defined as the “Indemnified Claims”) to which such Indemnified Party may become subject or liable or which may be incurred by or assessed against any Indemnified Party under any statute, common law, contract or otherwise, relating to or arising out of any of:  (a) any actions or omissions of the Company or anyone acting on the Company’s behalf, including its employees, officers, advisors, directors and agents; (b) the Agreement or the services to be performed pursuant to the Agreement; (c) any securities, tax, corporate, or other filings of the Company; or (d) any transactions referred to in the Agreement or any transactions arising out of the transactions contemplated by the Agreement; provided, however, that the Company shall not be liable to an Indemnified Party in any such case solely to the extent that any such Indemnified Claim is found, in a final judgment by a court of competent jurisdiction, to have  resulted  as a direct and proximate cause from said Indemnified Party’s willful misconduct or gross negligence in the performance of their duties on behalf of the Company.  No Indemnified Party shall have any liability to the Company or any other person in connection with the services rendered pursuant to this Agreement except for any liability for losses, claims, damages or liabilities finally judicially determined to have resulted solely and exclusively from actions taken or omitted to be taken as a direct result of such Indemnified Party’s gross negligence or willful misconduct.  Promptly after receipt by an Indemnified Party of notice of the occurrence of an Indemnified Claim, or any claim or the commencement of any action or proceeding in respect of which indemnity may be sought against the Company, such Indemnified Party will notify the Company in writing of the commencement thereof or of such Indemnified Claim, and the Company shall immediately assume the full defense thereof (including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and expenses of such counsel).  Notwithstanding the preceding sentence, the Indemnified Party will be entitled to employ its own counsel in such circumstance if the Indemnified Party is advised in a written opinion of counsel that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable.  In such event, the reasonable fees and disbursements of such separate counsel will be paid by the Company.